From: jmohr2[redacted]
Sent: Wednesday, March 26, 2025 5:32 PM
To: Rodi, Chris[redacted]
Subject: RE: Response to Syntec Optics Holdings, Inc. Draft Form 8-K - March 26, 2025

EXTERNAL EMAIL

Dear Mr. Rodi,

I am writing in response to your email and the draft Form 8-K that Syntec Optics Holdings, Inc. ("Syntec") plans to file with the SEC today, March 26, 2025, regarding my resignation from the board on March 21, 2025, as required by Item 5.02(a)(3)(ii) of Form 8-K. I partially agree with the some of the statements made by Syntec in the draft 8-K, but I also have significant disagreements, which I outline below. I have also attached a statement (Exhibit A) that I request Syntec file as an exhibit to the 8-K, as permitted by Item 5.02(a)(3)(iii), to provide a more complete account of the circumstances surrounding my resignation.

1. **Statements I Agree With**:
    - The draft 8-K accurately states that I resigned from the Syntec Optics board on March 21, 2025, and that the board accepted my resignation on March 25, 2025.
    - The draft 8-K correctly notes that my resignation was due to a disagreement with the Company on matters relating to operations, policies, and practices, as reflected in my resignation letter (Exhibit 99.1).
2. **Statements I Disagree With**:
    - **Incomplete Disclosure of Disagreements**: The draft 8-K's summary in Item 5.02 vaguely states that my resignation was due to a disagreement on "matters relating to the Company's operations, policies, and practices," without specifying the nature and severity of these disagreements, which are material to investors. My resignation letter details specific issues: governance concerns since before the November 2023 IPO, non-payment of my severance under my May 13, 2024, agreement—totaling $176,089.12, comprising $150,000 wage continuation, $11,089.12 PTO, and $15,000 for 12

months of health insurance benefits—despite Al Kapoor's approval and Syntec's partial payments from October 7th to December 9, 2024 (Payments from May to October 7th were consistent with agreement and paid in full), the board's original lack of oversight allowing Al's fraudulent financial reporting (e.g., $90M 2024 forecast inflation with minimum of $55M–$58M in unproven new product, [redacted] NRE's manipulation with regards to revenue recognition, [redacted] credit concealment, vendor payment delays), the board's non-response to my March 21, 2024, email on financial concerns and their decision to avoid questions on earnings calls, a toxic environment driving senior leaders like Controller Donna and Director of Sales Sara to leave due to stress, a false defamatory statement that I embezzled $5 million with Donna's help (untrue—Donna retired), and ongoing non-disclosure (e.g., no 8-Ks for my December 9, 2024, firing, November 7 board push by Dean, Donna's retirement). The 8-K's summary does not adequately convey these material issues, potentially misleading investors about the company's risks and governance, especially given the 2023 10-K (Item 1A) flagging senior management loss as a risk.

- **Limited Response Time**: Syntec's request for my letter on the same day as the draft (March 26, 2025) limits my ability to provide a thorough response, though I acknowledge Syntec's compliance with providing the draft before filing. I request that any future communications allow the full two business days for response, as permitted by Item 5.02(a)(3)(ii).

I request that Syntec amend Item 5.02 of the 8-K to fully disclose the nature of my disagreements, as they are material to investors. My attached statement (Exhibit A) provides further details for inclusion in the 8-K.

Thank you in advance for your attention to this matter.

Sincerely,
Joe Mohr

Exhibit A – Statement of Joe Mohr 03-26-2025

I, Joe Mohr, resigned from the Syntec Optics Holdings, Inc. board on March 21, 2025, after 29 years of service, due to significant governance concerns that have persisted since before the November 2023 IPO. These concerns include:

(1) non-payment of my $176,089.12 severance under my May 13, 2024, agreement, comprising $150,000 wage continuation, $11,089.12 PTO, and $15,000 for 12 months of health insurance benefits, despite Al Kapoor's approval and Syntec's partial payments from May to December 9, 2024 (Payments from May to October 7th were consistent with agreement and paid in full).

(2) the board's lack of oversight, allowing Al Kapoor's financial reporting issues (e.g., a $90M 2024 forecast with at least $55M–$58M in unproven product, [redacted] NRE's manipulation relative to revenue recognition, [redacted] credit concealment, vendor payment delays).

(3) the board's non-response to my March 21, 2024, email on financial concerns, electing to avoid questions on earnings calls.

(4) a challenging work environment leading to the departure of senior executives like Controller Donna and Director of Sales Sara due to stress, and a false statement that I embezzled $5 million with Donna's help, leading to her supposed firing (untrue—Donna retired).

(5) ongoing non-disclosure (e.g., no 8-Ks for my December 9, 2024, firing, November 7 board push by Dean on behalf of Al, Donna's retirement). These issues warrant further investigation by the board and regulatory authorities.

Sincerely,

Joe Mohr